Exhibit 99.1

Additional Information:	For Immediate Release

Thomas A. Bessant, Jr.

(817) 335-1100

CASH AMERICA ANNOUNCES SETTLEMENT WITH THE

CONSUMER FINANCIAL PROTECTION BUREAU

Fort Worth, Texas (November 20, 2013)—Cash America International, Inc. (NYSE:CSH) today announced that it has reached a settlement with the Consumer Financial Protection Bureau. Without admitting or denying any of the facts or conclusions made by the CFPB from its review, Cash America agreed in a consent order to pay a penalty of $5 million and to set aside $8 million for a period of 180 days to fund any further payments to eligible Ohio customers who make valid claims in connection with its previously disclosed Ohio voluntary reimbursement program. Cash America has already refunded approximately $6.4 million in connection with this program. Cash America previously disclosed that the CFPB was contemplating an enforcement action.

“We fully cooperated with the CFPB in connection with its examination of our business,” said Daniel R. Feehan, Cash America International, Inc. Chief Executive Officer and President. “Now that we have completed the initial CFPB review process and entered into this settlement, we will continue to focus on serving our customers while working to develop additional compliance programs as required by the CFPB.”

The consent order relates to issues self-disclosed to the CFPB during its 2012 examination of Cash America. The first issue includes the improper preparation of certain court documents in connection with collections lawsuits initiated by Cash America in Ohio. Cash America previously disclosed this situation in December 2012 and announced that it implemented a voluntarily reimbursement program for affected customers. The second issue involves a limited number of loans extended to consumers who may have been members of the military at rates in excess of the annual percentage rate permitted by the Military Lending Act. Cash America corrected the systems errors that permitted these loans to be made and refunded approximately $33,500 to the affected customers. The last issue relates to certain failures to timely provide and preserve records and information in connection with the CFPB’s examination of Cash America. As a result of the CFPB’s review, Cash America is in the process of enhancing its compliance management programs and implementing additional procedures and controls to address the issues and will provide periodic reports to the CFPB.

About the Company

As of September 30, 2013, Cash America International, Inc. (the “Company”) operated 995 total locations offering specialty financial services to consumers, which included the following:

•	860 lending locations in 22 states in the United States primarily under the names “Cash America Pawn,” “SuperPawn,” “Cash America Payday Advance,” and “Cashland;”

•	47 pawn lending locations in central and southern Mexico under the name “Cash America casa de empeño;” and

•	88 check cashing centers (all of which are unconsolidated franchised check cashing centers) operating in 13 states in the United States under the name “Mr. Payroll.”

Additionally, as of September 30, 2013, the Company offered consumer loans over the Internet to customers:

•	in 32 states in the United States at http://www.cashnetusa.com and http://www.netcredit.com;

•	in the United Kingdom at http://www.quickquid.co.uk, and http://www.poundstopocket.co.uk;

•	in Australia at http://www.dollarsdirect.com.au; and

•	in Canada at http://www.dollarsdirect.ca.

For additional information regarding the Company and the services it provides, visit the Company’s websites located at:

http://www.cashamerica.com	http://www.poundstopocket.co.uk
http://www.enova.com	http://www.dollarsdirect.com.au
http://www.cashnetusa.com	http://www.dollarsdirect.ca
http://www.netcredit.com	http://www.goldpromise.com
http://www.cashlandloans.com	http://www.mrpayroll.com

http://www.quickquid.co.uk

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements about the business, financial condition, operations and prospects of the Company. The actual results of the Company could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, without limitation: the effect of or changes in domestic and foreign pawn, consumer credit, tax and other laws and governmental rules and regulations applicable to the Company’s business or changes in the interpretation or enforcement thereof; the regulatory and examination authority of the Consumer Financial Protection Bureau in the U.S. and the UK Financial Conduct Authority which will become the Company’s primary regulator in the UK in 2014; public perception of the Company’s business, including its consumer loan business and its business practices; changes in the political, regulatory or economic environment in foreign countries where the Company operates or in the future may operate; the Company’s ability to process or collect consumer loans through the Automated Clearing House system; fluctuations, including a sustained decrease, in the price of gold or deterioration in economic conditions; the effect of any current or future litigation proceedings or any judicial decisions or rule-making that affect the Company, its products or its arbitration agreements; the actions of third parties who provide, acquire or offer products and services to, from or for the Company; changes in demand for the Company’s services, the Company’s ability to attract and retain qualified executive officers; a prolonged interruption in the Company’s operations of its facilities, systems and business functions, including its information technology and other business systems; the ability of the Company to open new locations in accordance with its plans or to successfully integrate newly acquired businesses into the Company’s operations; changes in competition; interest rate and foreign currency exchange rate fluctuations; changes in the capital markets; changes in the Company’s ability to satisfy its debt obligations or to refinance existing debt obligations or obtain new capital to finance growth; security breaches, cyber attacks or fraudulent activity; compliance with laws and regulations applicable to international operations; the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements; acts of God, war or terrorism, pandemics and other events; the effect of any of such changes on the Company’s business or the markets in which it operates; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this release, terms such as “believes,” “estimates,” “should,” “could,” “would,” “plans,” “expects,” “anticipates,” “may,” “forecasts,” “projects” and similar expressions and variations as they relate to the Company or its management are intended to identify forward-looking statements. The Company disclaims any intention or obligation to update or revise any forward-looking statements to reflect events or circumstances occurring after the date of this release.

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